Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

TO: Grow Condos, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Post-effective Amendment No. 1 to the Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated October 9, 2015 included in Grow Condos, Inc. and subsidiary (f/k/a Fanatic Fans Inc. and Calibrus, Inc.)  Annual Report on Form 10-K for the year ended June 30, 2015, and to all references to our Firm included in this Registration Statement.

/s/ Scrudato & Co., PA,

Scrudato & Co., PA
Califon, NJ
January 25, 2016